Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Annual Filling of Nisun International Enterprise Development Group Co., Ltd (the “Company”) on Form 20-F of our report dated August 8, 2023, with respect to our audits of the consolidated financial statements of the Company for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

/s/ Wei, Wei & Co., LLP

Flushing, New York

April 29, 2025